Filed Pursuant to Rule 433

Registration No. 333-238243

Dated: May 20, 2020

PRICING TERM SHEET

U.S.$1,500,000,000 2.746% SENIOR NON PREFERRED FIXED RATE NOTES DUE 2025

(the “Fixed Rate Notes due 2025”)

Issuer:	Banco Santander, S.A.
Series Number:	92
Issuer Ratings: *	A2 (stable) Moody’s / A (negative) S&P / A- (negative) Fitch
Expected Notes Ratings: *	Baa1 Moody’s / A- S&P / A- Fitch
Status:	Senior Non Preferred
Principal Amount:	U.S.$1,500,000,000
Form of Issuance:	SEC Registered
Pricing Date:	May 20, 2020
Settlement Date: **	May 28, 2020 (T+5)
Maturity Date:	May 28, 2025
Benchmark Treasury:	T 0.375% due April 30, 2025
Benchmark Treasury Yield:	0.346%
Spread to Benchmark Treasury:	UST+ 240 bps
Re-offer Yield:	2.746%
Coupon:	2.746%
Price to Public:	100.000% of the Principal Amount
Underwriting Discount:	0.300%
Proceeds to Issuer (before Expenses):	99.700% (U.S.$1,495,500,000)
Expenses (excluding the Underwriting Discount):	U.S.$129,713
Net Proceeds (after Underwriting Discount and including Expenses):	U.S.$1,495,629,713
Interest Payment Dates:	Semi-annually on May 28 and November 28 of each year, beginning November 28, 2020. Interest will be paid to holders of record of the Fixed Rate Notes due 2025 in respect of the principal amount thereof outstanding 15 calendar days preceding the relevant Interest Payment Date, whether or not a Business Day.

Day Count Fraction:	30/360 (modified unadjusted)
Business Days:	New York City, London and TARGET 2
Minimum Denominations / Multiples:	Minimum denominations of U.S.$200,000 and multiples of U.S.$200,000 in excess thereof
Listing:	New York Stock Exchange
Trustee and Principal Paying Agent and Calculation Agent:	The Bank of New York Mellon
Governing Law:	New York law, except that the authorization and execution by the Issuer of the Notes, and certain provisions of the Fixed Rate Notes due 2025 and the Indentures related to the status of the Fixed Rate Notes due 2025, shall be governed and construed in accordance with Spanish Law.
U.S. Federal Income Tax Considerations:	For a discussion of the material U.S. federal income tax considerations for the ownership and disposition of the Fixed Rate Notes due 2025 by U.S. investors, see “Taxation—U.S. Federal Income Tax Considerations” in the base prospectus. That discussion does not describe all of the tax consequences that may be relevant in the light of a U.S. investor’s particular circumstances, including any special tax accounting rules to which certain U.S. investors may be subject under section 451(b) of the U.S. Internal Revenue Code.
CUSIP / ISIN:	05971K AE9 / US05971KAE91
Joint Bookrunners:	BofA Securities, Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC Santander Investment Securities Inc. Wells Fargo Securities, LLC
Co-Leads:	ABANCA CORPORACIÓN BANCARIA, S.A. Itau BBA USA Securities, Inc. BANKINTER, S.A. BMO Capital Markets Corp. Liberbank S.A.

*Any ratings obtained will reflect only the views of the respective rating agency and should not be considered a recommendation to buy, sell or hold the Fixed Rate Notes due 2025. The ratings assigned by the rating agencies are subject to revision or withdrawal at any time by such rating agencies in their sole discretion. Each rating should be evaluated independently of any other rating.

**Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Fixed Rate Notes due 2025 prior to the delivery of the Fixed Rate Notes due 2025 will be required to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors.

The issuer has filed a registration statement (including a prospectus and a related preliminary prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the preliminary prospectus supplement, the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.

Alternatively, you may obtain a copy of the prospectus from BofA Securities, Inc. by calling toll free 1-800-294-1322, Citigroup Global Markets Inc. by calling toll free 1-800-831-9146, Deutsche Bank Securities Inc. by calling toll free 1-800-503-4611, Morgan Stanley & Co. LLC by calling toll free1-866-718-1649, Santander Investment Securities Inc. by calling toll free 1-855-403-3636 and Wells Fargo Securities, LLC by calling 1-800-645-3751.

PRICING TERM SHEET

U.S.$1,000,000,000 3.490% SENIOR NON PREFERRED FIXED RATE NOTES DUE 2030

(the “Fixed Rate Notes due 2030”)

Issuer:	Banco Santander, S.A.
Series Number:	93
Issuer Ratings: *	A2 (stable) Moody’s / A (negative) S&P / A- (negative) Fitch
Expected Notes Ratings: *	Baa1 Moody’s / A- S&P / A- Fitch
Status:	Senior Non Preferred
Principal Amount:	U.S.$1,000,000,000
Form of Issuance:	SEC Registered
Pricing Date:	May 20, 2020
Settlement Date: **	May 28, 2020 (T+5)
Maturity Date:	May 28, 2030
Benchmark Treasury:	T 0.625% due May 15, 2030
Benchmark Treasury Yield:	0.690%
Spread to Benchmark Treasury:	UST+ 280 bps
Re-offer Yield:	3.490%
Coupon:	3.490%
Price to Public:	100.000% of the Principal Amount
Underwriting Discount:	0.450%
Proceeds to Issuer (before Expenses):	99.550% (U.S.$995,500,000)
Expenses (excluding the Underwriting Discount):	U.S.$86,475
Net Proceeds (after Underwriting Discount and including Expenses):	U.S.$995,586,475
Interest Payment Dates:	Semi-annually on May 28 and November 28 of each year, beginning November 28, 2020. Interest will be paid to holders of record of the Fixed Rate Notes due 2030 in respect of the principal amount thereof outstanding 15 calendar days preceding the relevant Interest Payment Date, whether or not a Business Day.

Day Count Fraction:	30/360 (modified unadjusted)
Business Days:	New York City, London and TARGET 2
Minimum Denominations / Multiples:	Minimum denominations of U.S.$200,000 and multiples of U.S.$200,000 in excess thereof
Listing:	New York Stock Exchange
Trustee and Principal Paying Agent and Calculation Agent:	The Bank of New York Mellon
Governing Law:	New York law, except that the authorization and execution by the Issuer of the Notes, and certain provisions of the Fixed Rate Notes due 2030 and the Indentures related to the status of the Fixed Rate Notes due 2030, shall be governed and construed in accordance with Spanish Law
U.S. Federal Income Tax Considerations:	For a discussion of the material U.S. federal income tax considerations for the ownership and disposition of the Fixed Rate Notes due 2030 by U.S. investors, see “Taxation—U.S. Federal Income Tax Considerations” in the base prospectus. That discussion does not describe all of the tax consequences that may be relevant in the light of a U.S. investor’s particular circumstances, including any special tax accounting rules to which certain U.S. investors may be subject under section 451(b) of the U.S. Internal Revenue Code.
CUSIP / ISIN:	05971K AF6 / US05971KAF66
Joint Bookrunners:	BofA Securities, Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC Santander Investment Securities Inc. Wells Fargo Securities, LLC
Co-Leads:	ABANCA CORPORACIÓN BANCARIA, S.A. Itau BBA USA Securities, Inc. BANKINTER, S.A. BMO Capital Markets Corp. Liberbank S.A.

*Any ratings obtained will reflect only the views of the respective rating agency and should not be considered a recommendation to buy, sell or hold the Fixed Rate Notes due 2030. The ratings assigned by the rating agencies are subject to revision or withdrawal at any time by such rating agencies in their sole discretion. Each rating should be evaluated independently of any other rating.

**Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Fixed Rate Notes due 2030 prior to the delivery of the Fixed Rate Notes due 2030 will be required to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors.

The issuer has filed a registration statement (including a prospectus and a related preliminary prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the preliminary prospectus supplement, the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.

Alternatively, you may obtain a copy of the prospectus from BofA Securities, Inc. by calling toll free 1-800-294-1322, Citigroup Global Markets Inc. by calling toll free 1-800-831-9146, Deutsche Bank Securities Inc. by calling toll free 1-800-503-4611, Morgan Stanley & Co. LLC by calling toll free 1-866-718-1649, Santander Investment Securities Inc. by calling toll free 1-855-403-3636 and Wells Fargo Securities, LLC by calling 1-800-645-3751.